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Exhibit 21.1

Schedule of Subsidiaries

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  Communication Intelligence Computer Corporation, Ltd., 90% owned by CICI, Limited, a 100% owned Bermuda corporation

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  CIC Acquisition Corporation: This is a 100% owned sub that was used to purchase the PenOp assets.

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  CICI, Limited, 100% owned Bermuda corporation.

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  Exhibit 21.1
Schedule of Subsidiaries